Exhibit 99.2

INDEX TO FINANCIAL STATEMENTS

TARGA RESOURCES PERMIAN AND STRADDLE OPERATIONS

Report of Independent Registered Public Accounting Firm	2

Combined Balance Sheets	3

Combined Statements of Operations	4

Combined Statement of Changes in Parent Investment	5

Combined Statements of Cash Flows	6

Notes to Combined Financial Statements	7

Report of Independent Registered Public Accounting Firm

To the Stockholder and Board of Directors of Targa Resources, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in parent investment and of cash flows present fairly, in all material respects, the combined financial position of the Targa Resources Permian and Straddle Operations at December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the management of Targa Resources, Inc.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 4 and 6 to the financial statements, the Targa Resources Permian and Straddle Operations have engaged in significant transactions with other subsidiaries of their parent company, Targa Resources, Inc., a related party.

/s/PricewaterhouseCoopers LLP

Houston, Texas
April 16, 2010

TARGA RESOURCES PERMIAN AND STRADDLE OPERATIONS
COMBINED BALANCE SHEETS

	December 31,
	2009	2008
	(In thousands)
ASSETS (Collateral for Parent Debt - Note 4)
Current assets:
Trade receivables, net of allowances of $5,665 and $6,967	$59,521	$51,590
Affiliate receivables	49,901	8,643
Assets from risk management activities allocated from Targa	2,422	7,930
Other current assets	179	200
Total current assets	112,023	68,363

Gathering and processing property, plant and equipment, at cost	391,695	365,918
Accumulated depreciation	(86,611)	(62,782)
Gathering and processing property, plant and equipment, net	305,084	303,136

Long-term assets from risk management activities allocated from Targa	1,755	8,840
Other long-term assets	822	1,560
Total assets	$419,684	$381,899

LIABILITIES AND PARENT INVESTMENT
Current liabilities:
Accounts payable	$9,515	$3,094
Affiliate payables	6,428	5,611
Accrued liabilities	103,205	59,432
Liabilities from risk management activities allocated from Targa	5,783	-
Income tax liability	-	300
Total current liabilities	124,931	68,437

Long-term debt obligations to Targa	326,995	303,777
Long-term liabilities from risk management activities allocated from Targa	6,565	-
Asset retirement obligation	8,798	8,029
Deferred income tax liability	900	800
Other long-term liabilities	2,953	4,481

Commitments and contingencies (Note 5)

Parent deficit	(51,458)	(3,625)
Total liabilities and Parent investment (deficit)	$419,684	$381,899

TARGA RESOURCES PERMIAN AND STRADDLE OPERATIONS
COMBINED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Revenues from third parties	$477,468	$774,876	$655,602
Revenues from affiliates	558,423	1,019,005	876,826
Total operating revenues	1,035,891	1,793,881	1,532,428

Costs and expenses:
Third party purchases	657,732	926,469	809,373
Affiliate purchases	279,308	719,150	587,397
Operating expense	33,262	32,311	34,598
Depreciation and amortization expense	23,859	21,741	20,833
General and administrative expense	21,714	16,835	25,795
Casualty loss adjustment (Note 9)	136	6,258	-
(Gain) loss on asset sales	(2)	2	204
	1,016,009	1,722,766	1,478,200
Income from operations	19,882	71,115	54,228
Other income (expense):
Net gain (loss) on allocated commodity derivative contracts (Note 7)	(15,965)	31,583	(31,750)
Interest expense from Targa	(23,218)	(23,218)	(23,218)
Gain on insurance claims (Note 9)	-	11,517	-
Other income	-	2	308
Income (loss) before income taxes	(19,301)	90,999	(432)
Income tax expense	(200)	(500)	(400)
Net income (loss)	$(19,501)	$90,499	$(832)

See notes to combined financial statements

TARGA RESOURCES PERMIAN AND STRADDLE OPERATIONS
COMBINED STATEMENT OF CHANGES IN PARENT INVESTMENT

Parent Investment (Deficit)
(In thousands)

Balance, December 31, 2006	$76,190
Net distributions to Parent	(75,652)
Net loss	(832)
Balance, December 31, 2007	(294)
Net distributions to Parent	(93,830)
Net income	90,499
Balance, December 31, 2008	(3,625)
Net distributions to Parent	(28,332)
Net loss	(19,501)
Balance, December 31, 2009	$(51,458)

See notes to combined financial statements

TARGA RESOURCES PERMIAN AND STRADDLE OPERATIONS
COMBINED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$(19,501)	$90,499	$(832)
Adjustments to reconcile net income (loss) to cash flows
provided by operating activities:
Depreciation	23,859	21,741	20,833
Interest expense on affiliate indebtedness	23,218	23,218	23,218
Accretion of asset retirement obligations	769	683	422
Deferred income taxes	100	300	200
Unrealized gain (loss) on allocated commodity derivative contracts	24,942	(45,262)	24,742
Change in operational assets and liabilities:
Trade receivables and other assets	(7,174)	50,330	(25,333)
Net change in Affiliate accounts	(40,441)	49,309	17,305
Accounts payable and other accrued liabilities	48,365	(84,630)	55,497
Net cash provided by operating activities	54,137	106,188	116,052

Cash flows from investing activities:
Outlays for property, plant and equipment	(25,819)	(12,383)	(20,920)
Other	14	25	2,170
Net cash used in investing activities	(25,805)	(12,358)	(18,750)

Cash flows from financing activities:
Parent distributions, net - centralized cash management (Note 1)	(28,332)	(93,830)	(97,302)
Net cash used in financing activities	(28,332)	(93,830)	(97,302)

Net increase in cash and cash equivalents	-	-	-
Cash and cash equivalents, beginning of period	-	-	-
Cash and cash equivalents, end of period	$-	$-	$-

See notes to combined financial statements

TARGA RESOURCES PERMIAN AND STRADDLE OPERATIONS
NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1—Organization and Operations

Organization

These combined carve out financial statements include the following business operations of Targa Resources, Inc. (“Targa” or “Parent”):

•	Permian System
•	Straddle System
•	Gas Marketing activities

These operations are referred to collectively throughout this document as “carve-out entities,” “us,” “our,” and “we.”

Basis of Presentation

Targa acquired the Permian System and the Straddle System on October 31, 2005 as part of its acquisition of substantially all of Dynegy Inc.’s midstream natural gas business. Targa manages our operations and employs our officers and personnel. See Note 6. Targa developed the Gas Marketing activities to market residual gas from its gas gathering plants at or downstream of the gas processing plant tailgate as well as purchasing from and selling natural gas to third parties.

Throughout the periods covered by the financial statements, Targa has provided cash management services to us through a centralized treasury system. As a result, all of our collections, payments and cost allocations covered by the centralized treasury system were deemed to have been paid to Targa in cash, during the period in which the revenues and costs were recorded in the financial systems. The net effects of this centralized treasury activity applicable to us is reflected as contributions from and distributions to Targa in the combined statement of changes in parent investment and combined statements of cash flows. As a result of this accounting treatment, our working capital only reflects affiliate receivables and payables for intercompany commodity sales to and purchases from Targa for which there exists formal intercompany purchase and sales agreements.

The accompanying combined financial statements and related notes present our combined financial position as of December 31, 2009 and 2008, and the combined results of our operations, cash flows and changes in parent investment for the years ended December 31, 2009, 2008 and 2007. Our combined financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

In preparing the accompanying combined financial statements, we have reviewed, as determined necessary, events that occurred after December 31, 2009, up until the issuance of the financial statements, which occurred on April 16, 2010. See Note 11.

Operations

We provide midstream energy services, including gathering, treating, and processing services, to producers of natural gas. Our gathering systems collect natural gas from designated points near producing wells and transport these volumes to our gas processing plants. Natural gas shipped to our gas processing plants is treated to remove contaminants and processed to yield residue natural gas and raw natural gas liquids (“NGLs”). We deliver residue natural gas and NGLs directly to other Targa affiliates, with condensate sales being made to third-party customers.

Our Permian System consists of the Sand Hills complex and the Puckett and West Seminole gathering systems. The systems consist of approximately 1,300 miles of natural gas gathering pipelines. These gathering systems are low-pressure gathering systems with significant compression assets. The Sand Hills refrigerated cryogenic processing plant has residue gas connections to several pipelines.

Our Straddle System consists of the business and operations of the Barracuda, Lowry and Stingray plants (collectively, “SW La. Straddles”) and the business and operations represented by its undivided ownership interest in the Bluewater, Sea Robin, Calumet, N. Terrebonne, Toca and Yscloskey plants (collectively, “SE La. Straddles”). Our straddle facilities consist of coastal straddle natural gas processing plants situated on mainline natural gas pipelines that process volumes of natural gas collected from multiple offshore processing areas through a series of offshore gathering systems and pipelines. Our coastal straddle plants included in these combined financial statements consist of three wholly owned and six of our partially owned straddle plants, some of which are operated by us. We also own and operate two offshore gathering systems, the Pelican and Seahawk pipeline systems with a combined mileage of approximately 175 miles and combined capacity of 320 MMcf per day. These pipeline systems supply a portion of the natural gas delivered to the Barracuda and Lowry processing facilities. The gathering systems are unregulated pipelines that gather natural gas from the shallow water central Gulf of Mexico shelf.

The Gas Marketing activities are the services provided to our Permian and Straddle Systems and other Targa gas processing systems, purchasing natural gas from them and third parties, as well as selling natural gas to Targa facilities and to third parties.

Note 2—Significant Accounting Policies

Allocation of costs. These statements include the direct costs of operations and employees dedicated to those operations, as well as an allocation of indirect and general and administrative costs. See Note 6.

Asset retirement obligations. (“AROs”) are legal obligations associated with the retirement of tangible long-lived assets that result from the asset’s acquisition, construction, development and/or normal operation. An ARO is initially measured at its estimated fair value. Upon initial recognition of an ARO, we record an increase to the carrying amount of the related long-lived asset and an offsetting ARO liability. The consolidated cost of the asset and the capitalized asset retirement obligation is depreciated using the straight-line method over the period during which the long-lived asset is expected to provide benefits. After the initial period of ARO recognition, the ARO will change as a result of either the passage of time or revisions to the original estimates of either the amounts of estimated cash flows or their timing.

Changes due to the passage of time increase the carrying amount of the liability because there are fewer periods remaining from the initial measurement date until the settlement date; therefore, the present values of the discounted future settlement amount increases. These changes are recorded as a period cost called accretion expense. Changes resulting from revisions to the timing or the amount of the original estimate of undiscounted cash flows shall be recognized as an increase or a decrease in the carrying amount of the liability for an asset retirement obligation and the related asset retirement cost capitalized as part of the carrying amount of the related long-lived asset. Upon settlement, AROs will be extinguished by us at either the recorded amount or we will recognize a gain or loss on the difference between the recorded amount and the actual settlement cost.

Concentration of Credit Risk. Financial instruments, which potentially subject us to concentrations of credit risk, consist primarily of trade accounts receivable.

Trade Accounts Receivable. We extend credit to our gas marketing customers and other parties in the normal course of business. We have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and terms, letters of credit, and rights of offset. We also use guarantees to limit credit risk to ensure that our established credit criteria are met.

Estimated losses on accounts receivable are provided through an allowance for doubtful accounts. In evaluating the level of established reserves, we make judgments regarding each party’s ability to make required payments, economic events and other factors. As the financial condition of any party changes, circumstances develop or additional information becomes available, adjustments to an allowance for doubtful accounts may be required.

Significant Commercial Relationships. Our natural gas and NGLs sales are principally with other Targa affiliates. See Note 6. For the years ended December 31, 2009, 2008 and 2007 there were no non-affiliated counterparties that represented more than 10% of our revenues.

Income Taxes. Our earnings or losses for federal income tax purposes are included in partnership legal entities. As such, we are not subject to federal income taxes. In 2006, Texas adopted a margin tax, consisting of a 1% tax on the amount by which total revenue exceeds cost of goods. Accordingly, we have estimated our liability for this tax and it is recorded as a tax liability.

Price Risk Management (Hedging). Targa has hedged a portion of the Permian System’s exposure to fluctuations in commodity prices and the results of these hedging activities have been allocated to us by Targa. All of these derivatives are recorded on the balance sheets at fair value. As we are not a party to the hedge transaction, we do not apply hedge accounting; therefore, changes in the unrealized fair value are recognized currently in earnings as a component of other income and expense. The ultimate gain or loss on the derivative transaction upon settlement is also recognized as a component of other income and expense. See Note 7.

Targa does not hedge any price exposure related to the Straddle System due to the prevalence of hybrid gas purchase contracts which make it difficult to predict whether the contract will expose Targa to commodity price risk. See Revenue Recognition below.

Property, Plant and Equipment. Property, plant, and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated service lives of our natural gas gathering systems and processing facilities is five to 20 years.

Expenditures for maintenance and repairs are expensed as incurred. Expenditures to refurbish assets that extend the useful lives or prevent environmental contamination are capitalized and depreciated over the remaining useful life of the asset. We capitalize certain costs directly related to the construction of assets including internal labor costs, interest, and engineering costs. Upon disposition or retirement of property, plant, and equipment, any gain or loss is charged to operations.

We evaluate the recoverability of our property, plant and equipment when events or circumstances such as economic obsolescence, the business climate, legal and other factors indicate we may not recover the carrying amount of the assets. Asset recoverability is measured by comparing the carrying value of the asset with the asset’s expected future undiscounted cash flows. These cash flow estimates require us to make projections and assumptions for many years into the future for pricing, demand, competition, operating cost and other factors. If the carrying amount exceeds the expected future undiscounted cash flows we recognize an impairment loss to write down the carrying amount of the asset to its fair value as determined by quoted market prices in active markets or present value techniques if quotes are unavailable. The determination of the fair value using present value techniques requires us to make projections and assumptions regarding the probability of a range of outcomes and the rates of interest used in the present value calculations. Any changes we make to these projections and assumptions could result in significant revisions to our evaluation of recoverability of our property, plant and equipment and the recognition of an impairment loss in our combined statements of operations.

Proportional Consolidation of Undivided Interests. We hold varying undivided interests in various facilities and are responsible for our proportional share of the costs and expenses of the facilities. Accordingly, we reflect our proportionate share of the revenues and expenses of the facilities in the combined statements of operations, and we reflect our proportionate share of the assets as property, plant and equipment in the combined balance sheets.

Revenue Recognition. Our primary types of sales and service activities reported as operating revenues include:

•	sales of natural gas, NGLs and condensate;

•	natural gas processing, from which we generate revenues through the compression, gathering, treating, and processing of natural gas;

We recognize revenue when all of the following criteria are met: (1) persuasive evidence of an exchange arrangement exists, if applicable, (2) delivery has occurred or services have been rendered, (3) the price is fixed or determinable and (4) collectability is reasonably assured.

For processing services, we receive either fees or a percentage of commodities as payment for these services, depending on the type of contract. Under percent-of-proceeds contracts, we are paid for our services by keeping a percentage of the NGLs extracted and the residue gas resulting from processing natural gas. In percent-of-proceeds arrangements, we remit either a percentage of the proceeds received from the sales of residue gas and NGLs or a percentage of the residue gas or NGLs at the tailgate of the plant to the producer. Under the terms of percent-of-proceeds and similar contracts, we may purchase the producer’s share of the processed commodities for resale or deliver the commodities to the producer at the tailgate of the plant. Percent-of-value and percent-of-liquids contracts are variations on this arrangement. Under keep-whole contracts, we keep the NGLs extracted and return the processed natural gas or value of the natural gas to the producer. Natural gas or NGLs that we receive for services or purchase for resale are in turn sold and recognized in accordance with the criteria outlined above. Under fee based contracts, we receive a fee based on throughput volumes.
Most of our Permian plant processing contracts are percent-of-proceeds arrangements. A significant portion of our Straddle plant processing contracts are hybrid contracts under which settlements are made on a percent-of-liquids basis or a fee basis, depending on market conditions.  In periods of favorable processing economics, these contracts will settle on a percent-of-liquids basis in which Targa remits a negotiated percentage of the NGLs extracted. In periods of unfavorable processing economics, Targa will receive a stipulated fee based on throughput volumes. Our Gas Marketing contracts are index-based or fixed price contracts.

We report revenues gross in the statements of operations. Except for fee-based contracts, we act as the principal in the transactions where we receive commodities, take title to the natural gas and NGLs, and incur the risks and rewards of ownership.

Segment Information. We operate in one segment only, the natural gas gathering and processing segment.

Use of Estimates. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the period. Estimates and judgments are based on information available at the time such estimates and judgments are made. Adjustments made with respect to the use of these estimates and judgments often relate to information not previously available. Uncertainties with respect to such estimates and judgments are inherent in the preparation of financial statements. Estimates and judgments are used in, among other things, (1) estimating unbilled revenues and operating and general and administrative costs, (2) developing fair value assumptions, including estimates of future cash flows and discount rates, (3) analyzing long-lived assets for possible impairment, (4) estimating the useful lives of assets and (5) determining amounts to accrue for contingencies, guarantees and indemnifications. Actual results could differ materially from estimated amounts.

Note 3—Asset Retirement Obligations

Asset retirement obligations are included in our combined balance sheets.  The following table reflects the changes in our asset retirement obligations during the periods shown.

	Year Ended December 31,
	2009	2008	2007
	(In thousands)
Asset retirement obligations - beginning of period	$8,029	$4,931	$4,543
Change in estimate	-	2,415	(34)
Accretion	769	683	422
Asset retirement obligations - end of period	$8,798	$8,029	$4,931

Note 4 —Debt Obligations

Our debt obligations consisted of the following as of the dates indicated.

	December 31,
	2009	2008
	(In thousands)
Notes payable to Targa, 10% fixed rate, due December 2011 (including
accrued interest of $69,654 and $46,436)	$326,995	$303,777

Targa’s outstanding letters of credit outstanding associated with our operations as of December 31, 2009 and 2008 were $39.2 million and $114.0 million.

Effective January 1, 2007, we entered into the First Amendment to the Contribution Agreement dated December 1, 2005 (the “Amendment”). The Amendment retroactively restated to December 1, 2005 the acquisition related debt amount to $232.1 million, provided for interest at 10% and formally transferred the acquisition debt (the “Acquisition Notes”) from Targa Permian GP LLC, Targa Straddle GP LLC and Targa LP Inc., our direct parents, to us. Acquisition indebtedness totaling $4.3 million was allocated to certain Straddle assets excluded from these carve out statements. There was no acquisition indebtedness related to our gas marketing operations. The carrying value of these notes payable to Targa approximates their fair values as of December 31, 2009.

The stated 10% interest rate of the Acquisition Notes is not indicative of prevailing external rates of interest including that incurred under Targa’s credit facility which is secured by substantially all of our assets. If interest had been charged on the principal balance at the prevailing rates that Targa incurred under its credit facility of 4.9%, 7.3% and 8.3%, affiliated interest expense would have been reduced by $11.8 million, $6.3million and $3.9 million for years 2009, 2008 and 2007.

Note 5—Commitments and Contingencies

Surface and underground access for gathering, processing, and distribution assets that are located on property not owned by us is obtained through site leases and right-of-way agreements, which require annual rental payments and expire at various dates through 2099. Future non-cancelable commitments related to these obligations are presented below.

	Total	2010	2011	2012	2013	2014	Thereafter
	(In thousands)
Land site lease and right of way	$8,991	$525	$478	$471	$496	$459	$6,561

Total expenses related to land site lease and right-of-way agreements were $2.4 million, $2.4 million and $2.6 million in 2009, 2008 and 2007.

Legal and Environmental

We are a party to various legal proceedings and/or regulatory proceedings and certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against us. We believe all such matters are without merit or involve amounts which, if resolved unfavorably, would not have a material effect on our financial position, results of operations, or cash flows.

Note 6—Related Party Transactions

Sales to and purchases from affiliates. We routinely conduct business with other subsidiaries of Targa. The related transactions result primarily from purchases and sales of natural gas and natural gas liquids. In addition, all of our expenditures are paid through Targa resulting in intercompany transactions. Unlike sales transactions with third parties that settle in cash, settlement of these sales transactions occurs through adjustments to parent investment.

Natural Gas Purchase Agreements. During 2007, we entered into natural gas purchase agreements with Targa’s gas processing entities at prices based on our sales price for such natural gas, less our costs and expenses associated therewith. These agreements have an initial term of 15 years and automatically extend for a term of five years, unless the agreements are otherwise terminated by either party. Furthermore, either party may elect to terminate the agreements if either party ceases to be an affiliate of Targa.

NGL Product Sales Agreements. On September 24, 2009, we entered into a new NGL sales agreement with an affiliate, Targa Liquids Marketing and Trade, (“TMLT”), pursuant to which TMLT will purchase all volumes of NGLs that are owned or controlled by us and not otherwise committed for sale to a third party, at a price based on the prevailing market price less transportation, fractionation and certain other fees. The product purchase agreements will have an initial term of 15 years and will automatically extend for a term of five years. Furthermore, either party may elect to terminate the agreement if either party ceases to be an affiliate of Targa. The product purchase agreement was effective as of September 1, 2009. Prior to this agreement, all of our NGL sales were covered under a prior agreement with Targa Liquids.

Allocation of costs. Employees supporting our operations are employees of Targa or the companies that manage our non-operated undivided interest joint ventures. Our financial statements include our share of salaries and related costs and the direct operating costs of the plants incurred on our behalf by Targa or other operators. Targa also charges us for the costs of providing centralized general and administrative services. Costs allocated to us by Targa were based on identification of our resources which directly benefit us and our proportionate share of costs based on our estimated usage of shared resources and functions. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if we had operated as a stand-alone entity. Settlement of these allocations occurs through adjustments to parent investment. Companies that manage our non-operated undivided interest joint ventures charge an agreed management fee as compensation for management and general and administrative support.

The following table summarizes the sales to affiliates of Targa, payments made or received by them on our behalf, and allocations of costs from Targa which are settled through an adjustment to parent investment. Management believes these transactions were executed on terms that are fair and reasonable.

	For the Years Ended December 31,
	2009	2008	2007
	(In thousands)
Cash
Sales to affiliates	$558,423	$1,019,005	$876,826
Purchases from affiliates	279,308	719,150	587,397
Allocation of payroll and related costs included in operating expense	12,524	12,190	15,126
Allocation of general and administrative expenses	16,831	10,752	18,875
Net gain (loss) on allocated commodity derivative contracts	(15,965)	31,583	(31,750)
Distributions to Parent, net	(28,332)	(93,830)	(75,652)

Noncash
Parent contribution of affiliate debt	-	-	257,340
Affiliate interest expense accrued	23,218	23,218	23,218
Parent allocation of debt	-	-	(284,799)
Parent allocation of debt issue costs	-	-	5,809

Note 7—Derivative Instruments and Hedging Activities

A significant portion of the revenues from our natural gas gathering and processing business are derived from percent-of-proceeds contracts under which we receive a portion of the natural gas and/or NGLs, or equity volumes, as payment for services; therefore, we are exposed to fluctuations in the prices of these commodities. Targa monitors these risks and enters into commodity derivative transactions designed to mitigate the impact of commodity price fluctuations on our business. The primary purpose of the commodity risk management activities is to hedge our exposure to commodity price risk and reduce fluctuations in our operating cash flow despite fluctuations in commodity prices. In an effort to reduce the variability of our cash flows, as of December 31, 2009, Targa hedged the commodity price associated with a significant portion of the expected natural gas, NGLs and condensate equity volumes for our Permian System for the years 2010 through 2013 by entering into derivative financial instruments including swaps and purchased puts (or floors). Targa’s hedging arrangements provide us protection on the hedged volumes if market prices decline below the prices at which these hedges are set. If market prices rise above the prices at which Targa has hedged, we will receive less revenue on the hedged volumes than we would receive in the absence of hedges.

These hedges have been tailored to generally match the NGL product composition and the NGLs and natural gas delivery points to those of our physical equity volumes. The allocated NGL hedges cover baskets of ethane, propane, normal butane, isobutane and natural gasoline based upon our expected equity NGL composition. Targa believe this strategy avoids uncorrelated risks resulting from employing hedges on crude oil or other petroleum products as “proxy” hedges of NGL prices. Additionally, the allocated NGL hedges are based on published index prices for delivery at Mont Belvieu and our natural gas hedges are based on published index prices for delivery at Permian Basin and Waha, which closely approximate our actual NGL and natural gas delivery points. Targa hedged a portion of our condensate sales using crude oil hedges that are based on the NYMEX futures contracts for West Texas Intermediate light, sweet crude. At December 31, 2009, the notional volumes of commodity hedges allocated to Permian were:

Commodity	Instrument	Unit	2010	2011	2012	2013
Natural Gas	Swaps	MMBtu/d	6,528	4,930	3,230	1,360
NGL	Swaps	Bbl/d	1,474	924	550	-
NGL	Floors	Bbl/d	-	24	28	-
Condensate	Swaps	Bbl/d	189	216	108	108

The allocated derivative contracts are carried at their fair value on our balance sheet. The fair value of derivative instruments, depending on the type of instrument, was determined by the use of present value methods or standard option valuation models with assumptions about commodity prices based on those observed in underlying markets.

The following table presents the estimated fair values of the derivative assets and liabilities allocated to us as of December 31, 2009 and 2008: (In thousands)

	Asset Derivatives			Liability Derivatives
	Balance	Fair Value as of		Balance	Fair Value as of
	Sheet	December 31,		Sheet	December 31,
	Location	2009	2008	Location	2009	2008
Commodity contracts	Current assets	$2,422	$7,930	Current liabilities	$5,783	$-
	Long-term assets	1,755	8,840	Long-term liabilities	6,565	-

Total commodity derivatives		$4,177	$16,770		$12,348	$-

Targa entered into these transactions on our behalf, but Targa was the legal party to the transactions; therefore, we do not apply cash flow hedge accounting to our current derivative contracts. We recognize all realized and unrealized changes in fair value in earnings. Cash settlements of our derivative contracts are included in cash flows from operating activities in our statements of cash flows.

The following table summarizes the realized and unrealized gains and losses from cash settlements and changes in fair value of our derivative contracts as presented in our accompanying financial statements:

		Amount of Gain (Loss)
		Recognized in
	Location of Gain (Loss)	Income on Derivatives
Commodity	Recognized in Income	Year Ended December 31,
Derivative Instruments	on Derivatives	2009	2008	2007
		(In thousands)
Unrealized gain (loss) on commodity contracts	Other income (expense)	$(24,942)	$45,262	$(24,742)
Realized gain (loss) on commodity contracts	Other income (expense)	8,977	(13,679)	(7,008)
Total commodity derivatives		$(15,965)	$31,583	$(31,750)

Note 8—Fair Value Measurements

Targa accounts for the fair value of financial assets and liabilities using the three-tier fair value hierarchy, which prioritizes the significant inputs used in measuring fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

The derivative instruments that have been allocated to us from Targa consist of financially settled commodity contracts. We determine the value of our derivative contracts utilizing a discounted cash flow model for swaps, based on inputs that are readily available in public markets. We have consistently applied these valuation techniques in all periods presented and believe we have obtained the most accurate information available for the types of derivative contracts we hold. We have categorized the inputs for these contracts as Level 2 or Level 3.

The following tables set forth, by level within the fair value hierarchy, the allocated financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008. These financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value assets and liabilities and their placement within the fair value hierarchy levels.

As of December 31, 2009	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets from commodity derivative contracts	$4,177	$-	$4,177	$-

Liabilities from commodity derivative contracts	$12,348	$-	$10,742	$1,606

As of December 31, 2008	Total	Level 1	Level 2	Level 3
	(In thousands)
Assets from commodity derivative contracts	$16,770	$-	$5,819	$10,951

The following table sets forth a reconciliation of the changes in the fair value of our financial instruments classified as Level 3 in the fair value hierarchy:

Commodity
Derivatives
(In thousands)
Balance, December 31, 2007	$(23,282)
Total gains (losses):
Included in earnings	46,025
Settlements	(11,792)
Balance, December 31, 2008	10,951
Total gains (losses):
Included in earnings	(19,356)
Settlements	356
Transfers out of Level 3 (1)	6,443
Balance, December 31, 2009	$(1,606)

________
(1)
During 2009, we reclassified certain of our NGL derivative contracts from Level 3 (unobservable inputs in which little or no market data exists) to Level 2 as we were able to obtain directly observable inputs other than quoted prices in active markets.

Note 9—Insurance Claims

We recognize income from business interruption insurance in our combined statements of operations as a component of revenues from third parties in the period that a proof of loss is executed and submitted to the insurers for payment. For 2009, 2008 and 2007 income from business interruption insurance included in revenues resulting from the effects of Hurricanes Katrina and Rita was $9.8 million, $13.6 million and $0.9 million.

Hurricanes Katrina and Rita affected certain of our gulf coast facilities in 2005. Our final purchase price allocation for these assets in October 2005 included a $50.4 million receivable for insurance claims related to property damage caused by Katrina and Rita. During 2008, our cumulative receipts exceeded such amount, and we recognized a gain of $11.5 million, which is shown in the combined income statement as other income. The insurance claim process is now complete with respect to Katrina and Rita for property damage and business interruption insurance.

Certain of our Louisiana facilities sustained damage and had disruptions to their operations during the 2008 hurricane season from two Gulf Coast hurricanes—Gustav and Ike. As of December 31, 2008, we recorded a $6.3 million loss provision (net of estimated insurance reimbursements) in the combined income statements related to the hurricanes. During 2009, the estimate was increased by $0.1 million. During 2009, expenditures related to the hurricanes included $23.5 million for previously accrued repair costs and $7.1 million capitalized as improvements.

Note 10—Significant Risks and Uncertainties

Nature of Operations in Midstream Energy Industry

We operate in the midstream energy industry. Our business activities include gathering, transporting and processing of natural gas, NGLs and crude oil. As such, our results of operations, cash flows and financial condition may be affected by (i) changes in the commodity prices of these hydrocarbon products and (ii) changes in the relative price levels among these hydrocarbon products. In general, the prices of natural gas, NGLs, crude oil and other hydrocarbon products are subject to fluctuations in response to changes in supply, market uncertainty and a variety of additional factors that are beyond our control.

Our profitability could be impacted by a decline in the volume of natural gas, NGLs and crude oil transported, gathered or processed at our facilities. A material decrease in natural gas or crude oil production or crude oil refining, as a result of depressed commodity prices, a decrease in exploration and development activities or otherwise, could result in a decline in the volume of natural gas, NGLs and crude oil handled by our facilities.

A reduction in demand for NGL products by the petrochemical, refining or heating industries, whether because of (i) general economic conditions, (ii) reduced demand by consumers for the end products made with NGL products, (iii) increased competition from petroleum-based products due to the pricing differences, (iv) adverse weather conditions, (v) government regulations affecting commodity prices and production levels of hydrocarbons or the content of motor gasoline or (vi) other reasons, could also adversely affect our results of operations, cash flows and financial position.

    Counterparty Risk with Respect to Financial Instruments

Where we are exposed to credit risk in our financial instrument transactions, we analyze the counterparty’s financial condition prior to entering into an agreement, establish credit and/or margin limits and monitor the appropriateness of these limits on an ongoing basis. Generally, we do not require collateral and do not anticipate nonperformance by our counterparties.

Casualties or Other Risks

Targa maintains coverage in various insurance programs on our behalf, which provides us with property damage, business interruption and other coverage which are customary for the nature and scope of its operations. The current economic environment and recent industry wide claims have affected many insurance carriers and may affect their ability to meet their obligation or trigger limitations in certain insurance coverages. At present, there is no indication of any of Targa’s insurance carriers being unable to unwilling to meet its coverage obligations.

Management believes that Targa has adequate insurance coverage, although insurance will not cover every type of interruption that might occur. As a result of insurance market conditions, premiums and deductibles for certain insurance policies have increased substantially, and in some instances, certain insurance may become unavailable, or available for only reduced amounts of coverage. As a result, Targa may not be able to renew existing insurance policies or procure other desirable insurance on commercially reasonable terms, if at all.

If we were to incur a significant liability for which we were not fully insured, it could have a material impact on its financial position and results of operations. In addition, the proceeds of any such insurance may not be paid in a timely manner and may be insufficient if such an event were to occur. Any event that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could reduce our ability to meet our financial obligations.

Note 11—Subsequent Event

On March 31, 2010, Targa Resources Partners LP (“the Partnership”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Targa, under which Targa has agreed to sell, assign, transfer and convey to the Partnership our combined operations, for aggregate consideration of $420 million.

The closing of the Purchase Agreement is subject to the satisfaction of a number of conditions, including but not limited to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Subject to the satisfaction of the conditions in the Purchase Agreement, we anticipate that closing of this transaction will occur in the second quarter of 2010.